UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On June 21, 2022, TuSimple Holdings Inc. (the “Company”) announced Patrick Dillon’s resignation on June 15, 2022 from his role as Chief Financial Officer of the Company, effective July 7, 2022 (the “Termination Date”). Mr. Dillon is leaving to pursue other opportunities.

In connection with Mr. Dillon’s resignation as Chief Financial Officer, the Company has entered into a letter agreement with Mr. Dillon (the “Separation Agreement”). The Separation Agreement provides that Mr. Dillon will make himself reasonably available to the Company to provide up to ten hours of advisory services per month to the Company from the Termination Date until the earlier of (i) October 17, 2022 and (ii) such date as Mr. Dillon engages in certain activities specified in the Separation Agreement as competitive to the Company (the “Transition Period”). The Company also agreed to reimburse Mr. Dillon for up to $10,000 of legal fees he incurred in connection with the Separation Agreement.

As consideration for such ongoing services during the Transition Period, the Company has agreed to extend the exercise and vesting periods of restricted stock units (“RSUs”) and options to purchase the Company’s common stock (“Options”) held by Mr. Dillon. At the end of the Transition Period, any unvested shares subject to Mr. Dillon’s Options and RSUs will immediately expire for no consideration. Pursuant to the Separation Agreement, notwithstanding anything to the contrary in the applicable award agreements, each aforementioned Option shall remain outstanding and exercisable until the earlier of (i) the two-year anniversary of the last date of the Transition Period and (ii) the date on which any of the Company’s outstanding Options are terminated in connection with the occurrence of certain corporate transactions, as described in the applicable Company stock plan.

In addition, pursuant to the Separation Agreement, the Company agreed to waive its rights to require the repayment of a retention bonus previously granted to Mr. Dillon in the amount of $500,000 under a retention bonus letter dated April 11, 2022 between the Company and Mr. Dillon. The Separation Agreement also includes a customary release of claims from Mr. Dillon to be effective as of the Termination Date.

The above description is a summary of the Separation Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Interim Chief Financial Officer

Effective as of July 7, 2022, the Company appointed Eric Tapia, the Company’s Vice President, Global Controller, as the Company’s interim Chief Financial Officer and principal financial officer for the purposes of the Securities Exchange Act of 1934, as amended.

Mr. Tapia, 45, has served as the Company’s Vice President, Global Controller since May 2021. Mr. Tapia brings more than 20 years of experience working in finance, controllership, audit, and interacting with public companies’ Boards and Audit Committees. Before joining the Company, Mr. Tapia was the VP Controller and Section 16 officer of W.W. Grainger, Inc., a $12 billion Fortune 200 company and supplier and distributor of maintenance, repair, and operating products. In this role, Mr. Tapia led large multi-country teams and was responsible for Grainger’s global controllership and tax operations, financial reporting (internal/managerial, SEC reporting, external audits), financial operations, and internal controls. Previously, Mr. Tapia served as GWW’s Vice President, Internal Audit, and before joining Grainger in 2010, Mr. Tapia was an audit partner with Big-4 firm KPMG. Mr. Tapia is a Certified Public Accountant and holds an accounting degree from the University of Puerto Rico and an M.B.A. from Duke University’s Fuqua School of Business. There are no family relationships between Mr. Tapia and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Tapia described in Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated as of June 15, 2022 by and between TuSimple Holdings Inc. and Patrick Dillon.*

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ James Mullen
James Mullen
Chief Administrative and Legal Officer

Dated: June 21, 2022